Exhibit 99.1

Keryx Receives Notification of PDUFA Date Extension for ZerenexTM

New York, NY - May 22, 2014 (GLOBE NEWSWIRE) — Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) (the “Company”) announced today that the U.S. Food and Drug Administration (FDA) has extended the initial Prescription Drug User Fee Act (PDUFA) goal date for its review of the Company’s New Drug Application (NDA) seeking marketing approval of ZerenexTM (ferric citrate) by three months. The new PDUFA goal date is September 7, 2014.

The notification letter from the FDA states that the Company’s recent submission, in response to a Chemistry, Manufacturing and Controls (CMC) section information request from the FDA, included substantial revisions to the CMC section of the NDA. The FDA considered the submission to be a major amendment to the NDA and is extending the goal date by three months to provide time for a full review of the submission.

“We believe that we have sufficiently responded to the questions that we have received to date and will work with the FDA to answer any additional questions that they may have in order to complete their review of the Zerenex NDA,” commented Ron Bentsur, Chief Executive Officer of Keryx. “Our commercial team remains focused on preparing for the potential launch of Zerenex late in the third quarter.”

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients suffering from renal disease. In the United States, ferric citrate is currently under review by the Food and Drug Administration (FDA) for the treatment of hyperphosphatemia in dialysis-dependent chronic kidney disease (CKD) patients, where, pending approval, it will be marketed as Zerenex™ by Keryx. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd.

About Zerenex™

Zerenex™ (ferric citrate), is an oral, ferric iron-based phosphate binder. Keryx has completed a U.S.-based phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in dialysis-dependent CKD patients, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of September 7, 2014. Keryx has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA), seeking the approval of Zerenex as a treatment of hyperphosphatemia in patients with all stages of CKD and that application is currently under review.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the FDA’s review, potential approval and subsequent commercialization of Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: while we continue to work to answer the FDA’s questions prior to the revised PDUFA date, there is no assurance that we have or will answer such questions to the satisfaction of the FDA, that the FDA will not have additional questions, or that the FDA will ultimately approve the NDA during the current review cycle, if at all;; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA could ultimately deny approval of the U.S. NDA, and/or MAA, respectively; that the FDA and EMA may not concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether Riona® will be successfully launched and marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd.; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan

Vice President – Corporate Development and Public Affairs

Keryx Biopharmaceuticals, Inc.

Tel: 617.466.3447

E-mail: amy.sullivan@keryx.com